Tidal ETF Trust 485BPOS

 Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N‐1A of our report dated July 27, 2023, relating to the financial statements and financial highlights of Newday Ocean Health ETF, a series of Tidal ETF Trust, for the period ended May 31, 2023, and to the references to our firm  under  the  headings  “Financial  Highlights”  in  the  Prospectus  and  “Independent  Registered  Public  Accounting Firm” in the Prospectus and Statement of Additional Information. We also hereby consent to the references to our firm in this Registration Statement on Form N‐1A of Newday Diversity, Equity & Inclusion ETF, a series of Tidal ETF Trust, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin

September 18, 2023